Exhibit 4.1

AMENDMENT AND SUPPLEMENTAL AGREEMENT

TO THE SHARE PURCHASE AGREEMENT

AND THE CONVERTIBLE PROMISSORY NOTES

This Amendment and Supplemental Agreement to the Share Purchase Agreement and the Convertible Promissory Notes (“Amendment and Supplemental Agreement”) is made on 20 August 2021 among:

(1)

LUFAX HOLDING LTD (PREVIOUSLY KNOWN AS WINCON INVESTMENT COMPANY LIMITED (“Lufax Holding”), an exempted company registered in the Cayman Islands whose registered office is at the office of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands;

(2)

CHINA PING AN INSURANCE OVERSEAS (HOLDINGS) LIMITED (“PAOH”), a company duly established and existing under the laws of Hong Kong whose registered office is at Suite 2318, 23rd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong; and

(3)

AN KE TECHNOLOGY COMPANY LIMITED (“An Ke” ), a company duly established and existing under the laws of Hong Kong (registration number 2106134), whose registered office is at Room 2107, 21/F, C C Wu Building, 302-308 Hennessy Road, Wanchai, Hong Kong,

(Each a “Party” and collectively the “Parties”).

RECITALS

A.

On 27 August 2015, Lufax Holding and PAOH entered into a share purchase agreement (the “Share Purchase Agreement”) pursuant to which PAOH agreed to sell and transfer the Purchased Shares to Lufax Holding and Lufax Holding agreed to purchase the Purchased Shares from PAOH (the “Transaction”).

B.

Lufax Holding and PAOH proceeded with the completion of the Transaction whereby the legal ownership of the Purchased Shares was transferred to Lufax Holding on 8 October 2015 and the purchase price was satisfied by the issuance of the USD 1,953,800,000, 0.7375% convertible promissory note by Lufax Holding to PAOH on the same date.

C.

On 8 October 2015, PAOH entered into an agreement with An Ke (the “Note Transfer Agreement”), whereby PAOH agreed to transfer USD 937,824,000 of the outstanding principal amount of the USD 1,953,800,000, 0.7375% convertible promissory note and its rights, benefits and interests to An Ke (the “Note Transfer”) and An Ke agreed to acquire such part of the outstanding principal amount on the terms set out in the Note Transfer Agreement.

D.

On 8 October 2015, upon the completion of the Note Transfer, Lufax Holding issued the USD 1,015,976,000, 0.7375% convertible promissory note (Certificate No. 002) to PAOH and the USD 937,824,000, 0.7375% convertible promissory note (Certificate No. 003) to An Ke (each a “Note” and collectively the “Notes”).

E.

On 27 November 2015, Lufax Holding and PAOH entered into a supplemental agreement to the Share Purchase Agreement and the Notes (the “First Amendment and Supplemental Agreement”). On the same date, PAOH and An Ke entered into a supplemental agreement to the Note Transfer Agreement.

F.	On 31 August 2020, Lufax Holding, PAOH and An Ke further entered into a supplemental agreement to the Share Purchase Agreement and the Notes (the “Second Amendment and Supplemental Agreement”).

G.

Pursuant to Clause 15 of the Notes, subject to the approval by the Stock Exchange (if required), the terms and conditions of the Note may be varied, expanded or amended by agreement in writing between the Company and the Noteholder and any such variation, expansion or amendment shall be effective and binding upon the Note and the Noteholder.

H.	As such, the Parties intend to amend and supplement the Share Purchase Agreement and the Notes in accordance with the terms herein.

The Parties hereby agree as follows:

1.

Capitalized terms used herein shall have the respective meanings ascribed thereto under the Share Purchase Agreement and the Notes, unless otherwise defined in this Amendment and Supplemental Agreement.

2.	Amendment to the Terms and Conditions of the Notes and Schedule 4 of the Share Purchase Agreement:

The term “Conversion Period” (as defined in the Terms and Conditions of the Notes and also attached as Schedule 4 of the Share Purchase Agreement, and further amended and replaced by the Second Amendment and Supplemental Agreement), is hereby amended and replaced in its entirety by the following:

“Conversion Period” shall mean “the period commencing on April 30, 2023 until the date which is five (5) Business Days before and (excluding) the Maturity Date.”

3.

Save as expressly modified herein, all provisions of the Share Purchase Agreement and the Notes shall remain and continue to be of full force and effect. In the event of any conflict arising between the terms of this Amendment and Supplemental Agreement and those of the Share Purchase Agreement and the Notes, the terms of this Amendment and Supplemental Agreement shall prevail.

4.

The Parties undertake to execute and do and procure to be executed and done all documents, deeds, acts and things as may be necessary, and to obtain all necessary consents, in order to give effect to the terms of this Amendment and Supplemental Agreement.

5.

This Amendment and Supplemental Agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties to this Amendment and Supplemental Agreement will constitute an original but all of which will constitute one and the same instrument.

6.

This Amendment and Supplemental Agreement shall be effective as of the date first written above upon the execution and delivery of this Amendment and Supplemental Agreement by the Parties. For the avoidance of doubt, this Amendment and Supplemental Agreement shall not be binding on any Party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be Party hereto.

7.	This Amendment and Supplemental Agreement will be governed by and construed in accordance with the laws of Hong Kong.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Amendment and Supplemental Agreement on the date first above written.

SEALED with the Common Seal of	)

Lufax Holding Ltd	)

and SIGNED by /s/ Guangheng Ji	)

)

in the presence of :	)

SEALED with the Common Seal of	)

China Ping An Insurance Overseas (Holdings))

Limited	)

and SIGNED by /s/ Hoi Tung	)

)

in the presence of : /s/ Yintao Wang	)

SEALED with the Common Seal of	)

An Ke Technology Company Limited	)

and SIGNED by /s/ Shiyong Wang	)

)

in the presence of :	)